Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Third Quarter 2022 Results

Declares Quarterly Dividend on Common Shares

Reaffirms 2022 Outlook for Sales and EBITDA

Record Quarter Sales of $536.1 Million vs. $424.8 Million in Prior Year Quarter

PITTSBURGH, November 4, 2022 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the third quarter of 2022 of $19.1 million, or $0.91 per diluted share, compared to $10.2 million, or $0.47 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $25.1 million and $1.19 per share for the third quarter of 2022, compared to $22.0 million and $1.01 per share in the prior year quarter, respectively.

Consolidated sales of $536.1 million, which was a quarterly record, increased by $111.3 million, or 26.2 percent, compared with $424.8 million in the prior year. Excluding a $17.1 million unfavorable impact from foreign currency changes, sales increased by $128.4 million, or 30.2 percent.

The Railroad and Utility Products and Services (RUPS) business reported record third-quarter sales and improved profitability compared with the prior year period primarily driven by pricing increases across multiple markets, particularly crossties and utility poles, and higher activity in its maintenance-of-way businesses.

The Performance Chemicals (PC) segment delivered a second consecutive record sales quarter; however, profitability continued to be unfavorably impacted by higher overall raw material costs, partly offset by global price increases.

The Carbon Materials and Chemicals (CMC) segment continued to generate strong sales and profitability in a favorable pricing environment, which more than offset higher raw material costs.

President and CEO Leroy Ball said, “I’m excited to report that we finished the third quarter with record sales and record CMC adjusted EBITDA performance, which keeps us on track for another record year. The fact that we overcame dual headwinds of a stronger U.S. dollar on our foreign earnings and an increase in our effective tax rate is equally impressive and speaks to the ongoing strength of our diversified business model.”

“Our CMC business generated record quarterly results, driven by stronger pricing supported by a balanced supply and demand environment and continued operations improvements. Demand for our PC business remained healthy, while we continued working down higher cost inventory impacting margins, a situation that’s expected to reverse in January 2023 with additional price increases. RUPS improved sequentially and year-over-year as hardwood supply continued to increase and demand for utility infrastructure remained robust. My thanks go out to our incredible team worldwide who keeps finding ways to overcome challenging market conditions by continuing to execute on our expand and optimize strategy.”

Third Quarter Financial Performance

•
RUPS delivered record third quarter sales of $207.7 million, an increase of $20.8 million, or 11.1 percent, compared to $186.9 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.7 million, sales increased by $21.5 million, or 11.5 percent, from the prior year quarter. The sales increase was driven by higher pricing, particularly for crossties and utility poles, and higher activity in the railroad bridge services business, partly offset by volume decreases in utility poles due to labor-driven capacity and transportation constraints. Adjusted EBITDA for the third quarter was $15.5 million, or 7.5 percent, compared with $10.7 million, or 5.7 percent, in the prior year quarter. Profitability increased year-over-year as a result of improvements in the utility pole and maintenance-of-way businesses from price increases and favorable cost absorption, partly offset by higher raw material and operating costs. The railroad business continued to see higher procurement volumes of green ties, consistent with expectations for the second half of 2022.
•
PC generated record quarter sales of $153.1 million, an increase of $37.9 million, or 32.9 percent, compared to sales of $115.2 million in the prior year. Excluding an unfavorable foreign currency impact of $3.4 million, sales increased by $41.3 million, or 35.9 percent, from the prior year quarter. The year-over-year sales growth was primarily due to volume increases of 30 percent in the Americas and global price increases for copper-based preservatives, partly offset by volume decreases in Europe. In the third quarter of 2021, volumes in the Americas were unfavorably impacted by high lumber prices and a shift in consumer spending habits that tempered customer demand. Adjusted EBITDA for the third quarter was $16.7 million, or 10.9 percent, compared with $20.2 million, or 17.5 percent, in the prior year quarter, reflecting higher overall raw material costs, including working through higher cost inventory in a falling copper price environment, partly offset by higher volumes in the Americas and global price increases.
•
Sales for CMC of $175.3 million increased by $52.6 million, or 42.9 percent, compared to sales of $122.7 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $12.9 million, sales increased by $65.5 million, or 53.4 percent, from the prior year quarter. Compared with the prior year period, sales benefited from higher prices for carbon pitch, phthalic anhydride, carbon black feedstock and naphthalene, driven by strong demand and a higher raw material price environment, partly offset by volume decreases. Adjusted EBITDA was a quarterly record of $36.6 million, or 20.9 percent, compared with $22.5 million, or 18.3 percent, in the prior year quarter. The year-over-year increase in profitability reflects higher sales prices, partly offset by an increase in raw material and other operating costs and an unfavorable effect from foreign currency.
•
Total adjusted EBITDA was $68.8 million, or 12.8 percent, in the third quarter, compared with $53.9 million, or 12.7 percent, in the prior year quarter.
•
Capital expenditures for the nine months ended September 30, 2022, were $80.0 million, compared with $87.6 million for the prior year period. Net of insurance proceeds and cash received from asset sales, capital expenditures were $75.1 million for the current year, compared with $78.7 million for the prior year period.

2022 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress toward its long-term financial goals. After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2022 sales of approximately $2.0 billion, compared with $1.68 billion in the prior year, and adjusted EBITDA of approximately $230 million for 2022, compared with $223.5 million in the prior year.

The effective tax rate for adjusted net income attributable to Koppers in 2022 is projected to be approximately 35 percent, compared to the tax rate in 2021, excluding certain income tax effects relating to non-recurring items, of 27 percent. The higher 2022 tax rate is primarily due to higher anticipated interest expense deduction disallowances and the mix of income from domestic and foreign subsidiaries. Accordingly, the 2022 adjusted EPS is forecasted to be approximately $4.00, compared with adjusted EPS of $4.21 in the prior year. The higher tax rate anticipated in 2022 is estimated to have a negative impact on adjusted EPS of approximately $0.60 compared to the prior year.

Koppers expects capital expenditures of approximately $95 million in 2022. Net of cash received from asset sales and property insurance recoveries, Koppers expects its net investment in capital expenditures to be $85 million to $90 million.

Commenting on the forecast, Mr. Ball said, “We remain on track to finish this year with record sales and profitability, and more importantly, on target to reach our $300 million adjusted EBITDA goal in 2025. We continue to strengthen the competitive moat around our business that puts us in the best position to assure a stable and secure supply chain. The recent acquisition of crosstie supplier Gross & Janes, the addition of DCOI to our product portfolio, and the most recent new contract to recover and dispose of end-of-life crossties are all examples of Koppers continuing to find success in our vertically integrated business model. This enables the reliable delivery of critical top-quality products to a customer base placing ever-greater emphasis on sustainable solutions and demonstrating a willingness to pay for them. We remain committed to helping our customers run uninterrupted while taking care of our team members around the globe and driving returns for our shareholders.”

Dividend Declaration

Koppers announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share of its common stock. The dividend is payable on December 12, 2022, to shareholders of record as of the close of trading on November 25, 2022.

Investor Conference Call and Webcast

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10172445. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 4463139. The recording will be available for replay through February 4, 2023.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Koppers, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to Adjusted EBITDA On A Latest Twelve Month Basis.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$536.1	$424.8	$1,497.9	$1,273.3
Cost of sales	439.7	348.9	1,229.4	1,012.1
Depreciation and amortization	16.9	13.4	44.5	43.4
(Gain) on sale of assets	0.0	0.0	(2.5)	(7.8)
Impairment and restructuring charges	0.0	0.1	0.0	2.2
Selling, general and administrative expenses	36.7	37.8	116.4	110.6
Operating profit	42.8	24.6	110.1	112.8
Other income, net	0.8	0.9	1.8	2.7
Interest expense	11.4	10.2	32.3	30.5
Income from continuing operations before income taxes	32.2	15.3	79.6	85.0
Income tax provision	13.2	4.8	29.7	22.4
Income from continuing operations	19.0	10.5	49.9	62.6
Gain (loss) on sale of discontinued operations, net of tax benefit of $0.0, $0.2, $0.3 and $0.0	0.0	(0.5)	(0.5)	0.1
Net income	19.0	10.0	49.4	62.7
Net loss attributable to noncontrolling interests	(0.1)	(0.2)	(0.2)	(0.3)
Net income attributable to Koppers	$19.1	$10.2	$49.6	$63.0
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.91	$0.50	$2.38	$2.96
Discontinued operations	0.00	(0.02)	(0.02)	0.01
Earnings per basic common share	$0.91	$0.48	$2.36	$2.97
Diluted -
Continuing operations	$0.91	$0.49	$2.35	$2.87
Discontinued operations	0.00	(0.02)	(0.03)	0.00
Earnings per diluted common share	$0.91	$0.47	$2.32	$2.87
Comprehensive (loss) income	$(9.5)	$(17.4)	$(27.7)	$45.7
Comprehensive loss attributable to noncontrolling interests	(0.4)	(0.2)	(0.6)	(0.2)
Comprehensive (loss) income attributable to Koppers	$(9.1)	$(17.2)	$(27.1)	$45.9
Weighted average shares outstanding (in thousands):
Basic	20,897	21,322	21,024	21,253
Diluted	21,085	21,947	21,345	21,949

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents, including restricted cash	$42.8	$45.5
Accounts receivable, net of allowance of $3.3	232.8	182.8
Inventories, net	306.0	313.8
Derivative contracts	3.4	61.0
Other current assets	23.8	25.0
Total current assets	608.8	628.1
Property, plant and equipment, net	527.2	489.1
Operating lease right-of-use assets	84.6	91.2
Goodwill	292.0	296.0
Intangible assets, net	119.1	131.5
Deferred tax assets	12.3	15.0
Other assets	8.7	11.0
Total assets	$1,652.7	$1,661.9
Liabilities
Accounts payable	$187.1	$171.9
Accrued liabilities	87.3	90.5
Current operating lease liabilities	19.4	21.3
Current maturities of long-term debt	0.0	2.0
Total current liabilities	293.8	285.7
Long-term debt	818.7	781.5
Accrued postretirement benefits	36.7	38.6
Deferred tax liabilities	20.7	33.4
Operating lease liabilities	66.2	70.3
Other long-term liabilities	44.2	41.6
Total liabilities	1,280.3	1,251.1
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,523,231 and 24,026,844 shares issued	0.2	0.2
Additional paid-in capital	260.5	249.5
Retained earnings	347.4	300.9
Accumulated other comprehensive loss	(116.7)	(40.0)
Treasury stock, at cost, 3,608,208 and 2,930,694 shares	(122.5)	(104.0)
Total Koppers shareholders’ equity	368.9	406.6
Noncontrolling interests	3.5	4.2
Total equity	372.4	410.8
Total liabilities and equity	$1,652.7	$1,661.9

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Nine Months Ended September 30,
	2022	2021
Cash provided by (used in) operating activities:
Net income	$49.4	$62.7
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	44.5	43.4
Stock-based compensation	10.0	9.8
Change in derivative contracts	9.0	2.7
Non-cash interest expense	2.2	2.0
(Gain) on sale of assets	(2.6)	(7.8)
Insurance proceeds	(0.7)	(3.6)
Deferred income taxes	1.1	1.0
Change in other liabilities	0.4	3.8
Other - net	5.3	2.6
Changes in working capital:
Accounts receivable	(59.0)	(26.7)
Inventories	(5.8)	(4.2)
Accounts payable	19.5	7.7
Accrued liabilities	(7.5)	(29.4)
Other working capital	1.6	(4.4)
Net cash provided by operating activities	67.4	59.6
Cash (used in) provided by investing activities:
Capital expenditures	(80.0)	(87.6)
Insurance proceeds received	0.7	3.6
Cash provided by sale of assets	4.2	5.3
Net cash used in investing activities	(75.1)	(78.7)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	39.9	37.1
Repayments of long-term debt	(2.0)	(7.6)
Issuances of Common Stock	0.9	2.1
Repurchases of Common Stock	(18.5)	(3.3)
Payment of debt issuance costs	(4.8)	0.0
Dividends paid	(3.2)	0.0
Net cash provided by financing activities	12.3	28.3
Effect of exchange rate changes on cash	(7.3)	(2.8)
Net (decrease) increase in cash and cash equivalents	(2.7)	6.4
Cash and cash equivalents at beginning of period	45.5	38.5
Cash and cash equivalents at end of period	$42.8	$44.9
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$21.9	$23.2
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$10.5	$10.7
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$7.6	$8.6

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$207.7	$186.9	$595.3	$574.3
Performance Chemicals	153.1	115.2	439.1	384.4
Carbon Materials and Chemicals	175.3	122.7	463.5	314.6
Total	$536.1	$424.8	$1,497.9	$1,273.3
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$15.5	$10.7	$40.3	$39.1
Performance Chemicals	16.7	20.2	57.9	82.5
Carbon Materials and Chemicals	36.6	22.5	77.8	51.5
Corporate Unallocated	0.0	0.5	0.0	1.6
Total	$68.8	$53.9	$176.0	$174.7
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.5%	5.7%	6.8%	6.8%
Performance Chemicals	10.9%	17.5%	13.2%	21.5%
Carbon Materials and Chemicals	20.9%	18.3%	16.8%	16.4%
Total	12.8%	12.7%	11.7%	13.7%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021, respectively.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$19.0	$10.0	$49.4	$62.7
Interest expense	11.4	10.2	32.3	30.5
Depreciation and amortization	16.9	13.4	44.5	43.4
Depreciation in impairment and restructuring charges	0.0	0.7	0.0	0.7
Income tax provision	13.2	4.8	29.7	22.4
Discontinued operations	0.0	0.5	0.5	(0.1)
Sub-total	60.5	39.6	156.4	159.6
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs (benefits)	0.3	(0.7)	0.2	4.3
(Gain) on sale of assets	0.0	0.0	(2.5)	(7.8)
LIFO expense	6.1	10.6	12.9	15.8
Mark-to-market commodity hedging losses	1.9	4.4	9.0	2.8
Total adjustments	8.3	14.3	19.6	15.1
Adjusted EBITDA	$68.8	$53.9	$176.0	$174.7

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS

AND ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Koppers	$19.1	$10.2	$49.6	$63.0
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs	0.3	0.1	0.2	5.6
(Gain) on sale of assets	0.0	0.0	(2.5)	(7.8)
LIFO expense	6.1	10.6	12.9	15.8
Mark-to-market commodity hedging losses	1.9	4.4	9.0	2.8
Total adjustments	8.3	15.1	19.6	16.4
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(2.2)	(3.6)	(5.4)	(3.7)
Deferred tax adjustments	0.0	0.0	0.7	0.0
Writeoff of debt issue costs	0.0	0.0	0.4	0.0
Noncontrolling interest	(0.1)	(0.2)	(0.2)	(0.3)
Effect on adjusted net income	6.0	11.3	15.1	12.4
Adjusted net income including discontinued operations	25.1	21.5	64.7	75.4
Discontinued operations	0.0	0.5	0.5	(0.1)
Adjusted net income attributable to Koppers	$25.1	$22.0	$65.2	$75.3

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE

AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income from continuing operations attributable to Koppers	$19.1	$10.7	$50.1	$62.9
Net income attributable to Koppers	$19.1	$10.2	$49.6	$63.0
Adjusted net income attributable to Koppers	$25.1	$22.0	$65.2	$75.3
Denominator for diluted earnings per share (in thousands)	21,085	21,947	21,345	21,949
Earnings per share:
Diluted earnings per share - continuing operations	$0.91	$0.49	$2.35	$2.87
Diluted earnings per share - net income	$0.91	$0.47	$2.32	$2.87
Adjusted earnings per share	$1.19	$1.01	$3.06	$3.43

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT

AND NET LEVERAGE RATIO

(In millions)

	Twelve Months Ended
	September 30, 2022	December 31, 2021	September 30 2021
Total Debt	$818.7	$783.5	$807.2
Less: Cash	42.8	45.5	44.9
Net Debt	$775.9	$738.0	$762.3
Adjusted EBITDA	$224.8	$223.5	$221.8
Net Leverage Ratio	3.5	3.3	3.4

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve Months Ended
	September 30, 2022	December 31, 2021	September 30 2021
Net income	$71.6	$84.9	$81.3
Interest expense	42.4	40.5	40.8
Depreciation and amortization	58.8	58.4	58.5
Income tax provision	41.7	34.5	28.6
Discontinued operations, net of tax	0.8	0.2	(0.1)
Sub-total	215.3	218.5	209.1
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.1	4.2	0.9
(Gain) on sale of assets	(25.9)	(31.2)	0.0
LIFO expense	25.1	28.2	11.0
Mark-to-market commodity hedging losses (gains)	10.2	3.8	(2.3)
Pension settlement	0.0	0.0	0.1
Discretionary incentive	0.0	0.0	3.0
Adjusted EBITDA	$224.8	$223.5	$221.8